EXHIBIT 10.5

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (this “Agreement”) is made as of March 3, 2010, by and among United States Oil & Gas Corporation (“Payor”) and Jeff Turnbull (“Payee”).  Capitalized terms used herein but not defined herein have the meanings assigned to them in that certain Promissory Note dated as of May 15, 2009, issued by Payor in favor of Payee (the “Note”).

RECITALS:

WHEREAS, Payor and Payee are parties to the Note, pursuant to which Payor agreed to pay to Payor an amount of $3,750,000 plus interest, such payment to be made on or before April 14, 2010; and

WHEREAS, Payor desires to amend the Note to increase the outstanding principle amount, extend its maturity and terminate the interest component of the Note, and Payee desires to consent to such amendments.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Amendment to First Paragraph of Note.  The first paragraph of the Note is hereby amended and restated in its entirety to read as follows:

“FOR VALUE RECEIVED, the undersigned, United States Oil & Gas Corporation, a Delaware corporation (“Payor”), promises to pay to the order of Jeff Turnbull, an individual, (“Payee”), the sum of $4,000,000.”

2.       Amendment to Section 1 of Note.  Section 1 of the Note is hereby amended and restated in its entirety to read as follows:

“1.           Payment Terms.  The principal of this Note shall mature and be due and payable on December 31, 2010 (the “Maturity Date”).  Notwithstanding the foregoing, $1,350,000 of the principal amount hereunder shall mature and be due and payable upon the earlier of (i) the Maturity Date, and (ii) sixty days following the effectiveness of a registration statement for the sale of the Shares filed by the Company pursuant to the Securities Act of 1933 (but excluding any registrations to be effected on Forms S-4 or S-8 or other applicable successor forms).  All payments hereunder shall be payable, at the discretion of Payee, in lawful money of the United States of America that is legal tender for public and private debts at the times of payments.  Payments of principal hereunder shall be tendered at the address of the Payee set forth in the Purchase Agreement or at such other place as Payee may, from time to time, designate in writing.”

3.       Amendment to Section 5(a) of Note.  Section 5(a) of the Note is hereby amended to delete the words “or any interest” from subsection (i) thereof.

4.       Amendment to Section 6(b) of Note.  Section 6(b) of the Note is hereby amended to delete the words “any accrued but unpaid interest” from the first sentence thereof.

5.       Amendment to Section 10 of Note.  Section 10 of the Note is hereby amended and restated in its entirety to read as follows:

“10.           [Intentionally Omitted]”

6.       Additional Tax Payment.  In the event Payee’s 2011 tax liability related to receipt of Note proceeds is greater than the Payee’s 2010 tax liability related receipt to receipt of Note proceeds would have been had (i) the Note matured in 2010, and (ii) the principal amount of the Note been amended as set forth herein, Payor shall reimburse Payee for any such excess within a reasonable time after receipt of proof of such excess.

7.           Governing Law.  All questions with respect to the construction of this Agreement and the rights and liabilities of the parties with respect thereto shall be governed by the laws of the State of Kansas applicable to contracts made and to be fully performed in the State of Kansas.

8.       Arbitration.  Unless the relief sought requires the exercise of the equity powers of a court of competent jurisdiction, any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or the application or validity thereof, shall be submitted to arbitration.  Such arbitration proceedings shall be held in Wichita, Kansas, in accordance with the rules then obtaining of the American Arbitration Association.  This agreement to arbitrate shall be specifically enforceable.  Any award rendered in any such arbitration proceedings shall be final and binding on each of the parties hereto, and judgment may be entered thereon in any court of competent jurisdiction.

9.       Miscellaneous.  This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Escrow Agreement as of the day and year first written above.

Payor:	Payee:
United States Oil & Gas Corporation	Jeff Turnbull
By: /s/ Alex Tawse	By: /s/ Jeff Turnbull
Alex Tawse, CEO 11782 Jollyville Rd., Ste. 211B Austin, Texas 78759 Fax: (512) 276-6602	Jeff Turnbull 200 South Cochran Plainville, Kansas 67663 Fax: (785) 434-2068